Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT: Brandyn Bissinger
267.446.7010 / bbissinger@themeetgroup.com

Investor Contact:

The Blueshirt Group
Allise Furlani or Brinlea Johnson
212-331-8433
IR@Themeetgroup.com

The Meet Group Announces Closing of Lovoo Acquisition

Company Announces Third Quarter 2017 Earnings Conference Call

NEW HOPE, Pa., October 19, 2017 – The Meet Group, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, has completed its acquisition of Lovoo GmbH. The LOVOO app is the most downloaded dating app in Germany, Switzerland, and Austria combined.

The Meet Group anticipates this purchase will continue the momentum of its mission to meet the universal need for human connection through innovating, acquiring, and building the largest mobile portfolio of brands for meeting new people.

The acquisition is expected to expand The Meet Group’s global footprint, increase the company’s scale and profitability, and diversify its business model by adding expertise in subscription and in-app purchasing.

“LOVOO is our third strategic acquisition in the last 12 months, and we’re looking forward to advancing our combined company’s growth,” said Geoff Cook, CEO of The Meet Group. “We plan to continue to focus on innovating products that increase engagement across our entire portfolio of brands, including livestreaming video and in-app gifting. LOVOO’s sizable European audience and subscription focus give us greater revenue and geographic diversification, and we’re excited to add them to the portfolio.”

In connection with the closing of the acquisition, The Meet Group granted restricted stock awards representing an aggregate of 534,500 shares of common stock to 97 Lovoo employees as an inducement material to their employment. Each restricted stock award vests one-third each year during a three-year vesting period. Vesting is subject to continued employment. The grants were approved by the company’s Board of Directors, including a majority of its independent directors, and were made in accordance with NASDAQ Listing Rule 5635(c)(4).

Earnings Conference Call and Audio Webcast Notification

The Meet Group will host a conference call on Wednesday, November 1, 2017 at 8:30 a.m. ET to discuss details and answer questions about the company’s financial results for the third quarter ended September 30, 2017.

The Meet Group’s financial results will be issued in a press release before the market open on November 1 and prior to the call, which will be hosted by The Meet Group's Chief Executive Officer, Geoff Cook, and Chief Financial Officer, David Clark.

What:	The Meet Group third quarter 2017 financial results conference call

When:	Wednesday, November 1, at 8:30 a.m. Eastern Time (5:30 a.m. PT)

Dial In Number:	800-441-0022 (US and Canada)
719-457-2627 (International)
Participant passcode: 9957559

Webcast:	To access the live and replay webcast, please visit the investor relations section of The Meet Group’s investor website at http://www.themeetgroup.com.

Call Replay:
A phone replay of the call will be available approximately two hours following the end of the call until 11:30 a.m. ET on Wednesday, November 8, 2017. To access the replay dial-in information, please click here.

About The Meet Group
The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Our apps – currently MeetMe®, LOVOO®, Skout®, Tagged®, and Hi5® – let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. Using innovative products and sophisticated data science, The Meet Group keeps its over 4.5 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale and has leading mobile monetization strategies, including advertising, in-app purchases, and subscription products. The Meet Group has offices in New Hope, San Francisco, Dresden, and Berlin. For more information, visit themeetgroup.com, and follow us on Facebook, Twitter or LinkedIn.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the acquisition of LOVOO will continue the momentum of our mission to meet the universal need for human connection through innovating, acquiring, and building the largest mobile portfolio of brands for meeting new people, whether the acquisition will expand our global footprint, increase our scale and profitability, and diversify our business model by adding expertise in subscription and in-app purchasing, whether the acquisition will advance our combined company’s growth, whether we will continue to focus on innovating products that increase engagement across our entire portfolio of brands, including livestreaming video and in-app gifting, and whether LOVOO’s sizable European audience and subscription focus will give us greater revenue and geographic diversification. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2016 filed with the SEC on March 9, 2017, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017, and the Form 8-K filed with the SEC on September 20, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.